Exhibit 99.2

Joint Filers’ Signatures

Designated Filer:  PPR S.A.
Issuer & Ticker Symbol:  Volcom, Inc. (VLCM)
Date of Event Requiring Statement:  May 2, 2011

PPR S.A.
By:	/s/ Jean-François Palus

Name:	Jean-François Palus
Title:	Deputy Chief Executive Officer

Date:	May 12, 2011

TRANSFER HOLDING, INC.
By:	/s/ Jean-François Palus

Name:	Jean-François Palus
Title:	Chief Executive Officer

Date:	May 12, 2011